Exhibit 99.1

KBR, Inc. Announces Major Business Transformation

•	Focus will be on core strengths – Hydrocarbons and International Government Services

•	Streamlined organization structured by delivery lines with a clear objective of predictable performance

•	Expect to result in a strengthened balance sheet

HOUSTON – December 11, 2014 — Global engineering, construction and services company KBR, Inc. (NYSE: KBR) today announced the results of a major Strategic Review which will see the company become a more streamlined, empowered and accountable global organization with three strategic focus areas:

•	Growth through differentiated consulting services and technology targeting oil and gas and chemicals to enhance the technical and financial returns to our customers

•	Enhanced returns through globalized project delivery and differentiated engineering, procurement, construction, commissioning and maintenance services

•	Global government services focused on long-term contracts

KBR President and Chief Executive Officer Stuart Bradie, who implemented the review upon his arrival in June 2014, said the new organization is designed to simplify the structure, reduce overhead costs and create a more market-focused business.

“The restructure we are announcing today will create a new KBR focused on its core strengths structured along delivery lines that will enable us to meet the expectations of our customers and other stakeholders. This, combined with reduced complexity, will provide a more robust balance sheet and greater accountability and empowerment for our people. KBR will be well placed to meet the challenges of the future,” Bradie said.

Effective December 31, 2014, KBR, Inc. will be reorganized into three new businesses that will focus on core strengths in consulting, technology, engineering and construction and government services:

•	Technology & Consulting combines all proprietary KBR technologies, knowledge-based services and KBR companies Granherne, Energo and GVA under one customer-facing global business to provide licensed technologies and consulting services to the oil and gas value chain, for wellhead to crude refining and to specialty chemicals production. In addition to sharing many of the same customers, these businesses share their approach of early and continuous involvement to deliver the most optimal solution to meet the customer’s objectives through early planning and scope definition, advanced technologies and project lifetime support. This focus allows early customer engagement and continuity through to full project delivery.

•	Engineering & Construction (E&C) is KBR’s project delivery business. It will leverage our operational and technical excellence as a global provider of engineering, procurement, construction, commissioning and maintenance for oil and gas, refining, petrochemicals, chemicals and industrial customers. Through a regional structure, E&C has been designed to be closer to its customers and capable to execute global project delivery on a consistent basis throughout the world.

•	Government Services will focus on long-term services contracts with annuity streams particularly for the United Kingdom, Australian and United States governments.

KBR functions at a corporate level will be streamlined. This will result in a lean corporate office with responsibility for strategy and governance.

As a result of this Strategic Review, KBR will be divesting or exiting the following non-strategic businesses as it works to streamline global operations and drive efficiency with a goal of reducing annual operating costs of at least $200 million by 2016:

•	Fixed Price EPC Power

•	Fixed Price EPC Infrastructure and U.S. Minerals

•	Building Group

•	Fixed Price, stand-alone Construction

In addition, options for Canadian module fabrication and U.S. military deployed operations support businesses are still under consideration.

Financial impact of the changes

The above actions are expected to strengthen KBR’s balance sheet by addressing and exiting under-performing and non-strategic businesses. We expect to realize annual operating cost savings of $200 million by 2016, but anticipate taking a pre-tax charge ranging from $800 million to $1 billion, the majority of which will be non-cash. The company currently has a cash balance of approximately $1 billion and has received approval from its lenders to amend its credit facility for the impact of the anticipated charge.

About KBR, Inc.

KBR is a global technology, engineering, procurement and construction company with around 27,000 people worldwide, customers in over 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through Granherne/Energo and GVA

•	Engineering & Construction, including Upstream Oil & Gas; LNG/GTL; Downstream Petrochemicals and Chemicals; and differentiated EPC

•	Government Services, including program management and long term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting and integrated EPC skills to ensure a consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com.

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s most recently filed Annual Report on Form 10-K/A, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors

Zac Nagle

Vice President, Investor Relations

713-753-5082

Investors@kbr.com

Media

Richard Goins

Director, Communications

713-751-9471

Mediarelations@kbr.com